Exhibit 99.1

FOR IMMEDIATE RELEASE	NR09-12

HOUSTON (May 22, 2009) – At today’s annual meeting of stockholders, Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc. (NYSE: DYN), reviewed the accomplishments of the past year and discussed the company’s short- and long-term business outlook.  Ongoing accomplishments include:

•	Operating reliably, with in-market availability of 90 percent for Dynegy’s baseload fleet during 2008;
•	Maintaining a capital structure that as of May 1, 2009, included available liquidity of approximately $2.1 billion, with no significant near-term debt maturities;
•	Increasing near-term contracted expected generation, which currently stands at more than 95 percent for 2009; and
•	Harvesting value through opportunistic asset sales, including the sale of the Rolling Hills and Heard County peaking facilities for approximately $370 million and $105 million, respectively.

“The last year and a half has been challenging for the electricity sector, given the extreme volatility in the commodities markets,” said Williamson.  “In this environment, we are focused on the fundamentals of operating our plants well, maintaining a sound balance sheet and commercializing our expected output to add near-term earnings predictability.  Because our stock is leveraged to both power prices and demand, we believe there are inherent benefits for investors as financial and energy markets recover.”

The company also announced the results of three proposals voted on by stockholders at the annual meeting:

Proposal 1: Election of Directors – Stockholders approved the election of all board of director nominees – eight Class A common stock directors and three Class B common stock directors – to serve until next year’s annual meeting of stockholders.

Proposal 2: Ratification of Independent Registered Public Accountants – Stockholders ratified the selection of Ernst & Young LLP as Dynegy’s independent auditors for 2009.

Proposal 3: Stockholder Proposal Regarding Greenhouse Gas Emissions – Stockholders rejected a proposal regarding the establishment of goals for greenhouse gas emissions.

For more information on the proposals considered at the meeting, refer to the company’s Proxy Statement, which can be downloaded free of charge from the “Investor Relations” section of the company’s web site at www.dynegy.com.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets.  The power generation portfolio consists of approximately 17,700 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil.

Certain statements included in this news release are intended as “forward looking statements.”  These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements related to: Dynegy’s positioning for the future; any and all trends observed and the potential opportunities discussed in relation to those; and any statements regarding our expected financial performance.  Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements.  Specifically, Dynegy cautions that the demand for energy may further slow due to a number of factors including the global economy, and that demand for the energy we produce specifically may slow further due to regional impacts of the economy, weather and environmental concerns.  Further, there is a risk that as the economy recovers we will not be able to capture upside opportunities due to our business strategy of increasing commercialization of our expected output.  More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2008 and its Form 10-Q for the quarter ended March 31, 2009, all of which are available free of charge on the SEC’s website at www.sec.gov or at our website, in the Investor Relations section, at www.dynegy.com. DYN